Exhibit 1.1

$500,000,000

AMERICAN NATIONAL GROUP INC.

7.000% Fixed-Rate Reset Junior Subordinated Notes Due 2055

UNDERWRITING AGREEMENT

August 19, 2025

Wells Fargo Securities, LLC
HSBC Securities (USA) Inc.

TD Securities (USA) LLC

As Representatives of the Underwriters

c/o Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202

and

c/o HSBC Securities (USA) Inc.

66 Hudson Boulevard

New York, New York 10001

and

c/o TD Securities (USA) LLC

1 Vanderbilt Avenue, 11th Floor

New York, New York 10017

Ladies and Gentlemen:

American National Group Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to Wells Fargo Securities, LLC (“Wells Fargo”) and the other several underwriters named in Schedule I (collectively, the “Underwriters”) to this agreement (this “Agreement”), acting severally and not jointly, the respective principal amounts set forth in such Schedule I hereto of $500,000,000 aggregate principal amount of the Company’s 7.000% Fixed-Rate Reset Junior Subordinated Notes due 2055 (the “Securities”). Wells Fargo, HSBC Securities (USA) Inc. and TD Securities (USA) LLC have agreed to act as the representatives of the several Underwriters (the “Representatives”) in connection with the offering and sale of the Securities.

The Securities will be issued pursuant to an indenture, dated as of October 2, 2024 (the “Base Indenture”), between the Company and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”), as amended by the Third Supplemental Indenture, to be dated as of the Closing Date (as defined below) (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The Securities will be issued only in book entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”).

The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Securities, as follows:

1.             Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), a registration statement on Form S-3 (File No. 333-281155), including a related base prospectus, relating to certain securities, including the Securities. Such registration statement, as amended at the time it became effective, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness (“Rule 430 Information”), is referred to herein as the “Registration Statement”; and as used herein, the term “Base Prospectus” means the base prospectus included in the Registration Statement (and any amendments thereto) at the time of effectiveness, the term “Preliminary Prospectus” means any preliminary prospectus relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the Base Prospectus and any preliminary prospectus supplement thereto relating to the Securities that is used prior to the filing of the Prospectus, and the term “Prospectus” means the final prospectus relating to the Securities filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the Base Prospectus and any final prospectus supplement thereto relating to the Securities. Any reference in this Agreement to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein.

At or prior to 4:10 p.m. (New York time) on August 19, 2025, the time when sales of the Securities were first made (the “Time of Sale”), the Company had prepared the following information (collectively, the “General Disclosure Package”): a Preliminary Prospectus dated August 19, 2025, and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed and attached as Schedule II hereto, including a pricing term sheet, dated August 19, 2025 (the “Term Sheet”), describing the terms of the Securities, each for use by such Underwriter in connection with its solicitation of offers to purchase the Securities.

For the purposes of this Agreement, the term “Transactions” means, collectively, (i) the issuance and sale of the Securities, (ii) the application of all or substantially all of the net proceeds from the offering of the Securities to redeem in full the Company’s Series B Preferred Stock (as defined in the General Disclosure Package) and the related depositary shares in accordance with the terms thereof and, to the extent any proceeds remain, for general corporate purposes, as set forth in the General Disclosure Package and the Prospectus and (iii) the payment of all fees and expenses related to the foregoing. This Agreement, the Indenture and the Securities are referred to herein as the “Transaction Documents.”

2.             Purchase, Sale and Delivery.

(a)            Purchase of Securities. The Company agrees to issue and sell to the Underwriters and on the basis of the representations, warranties and agreements of the Company contained herein and subject to all of the terms and conditions of this Agreement, each of the Underwriters, severally and not jointly, agrees to purchase from the Company the aggregate principal amount of Securities set forth opposite such Underwriter’s name on Schedule I, at a purchase price of 99.000% of the principal amount thereof plus accrued interest, if any, from August 22, 2025, to, but excluding, the Closing Date, payable on the Closing Date.

(b)            Offering of Securities. The Company understands that the Underwriters intend to make a public offering of the Securities as soon after the effectiveness of this Agreement, as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the General Disclosure Package. The Company acknowledges and agrees that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Securities purchased by it to or through any Underwriter.

(c)            Closing. Payment for the Securities shall be made by wire transfer in federal (same day) funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of the Depositary, for the account of the Underwriters, of one global note representing the Securities (the “Global Note”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by the Representatives not later than 1:00 p.m., New York City time, on the business day prior to the Closing Date. The time and date of such delivery and payment (the “Closing Date”) shall be at or around 10:00 a.m., New York City time, on August 22, 2025 or such other time and date as the Underwriters and the Company may agree in writing.

3.             Representations and Warranties of the Company. The Company hereby represents and warrants to each Underwriter that, as of the date hereof and as of the Closing Date:

(a)            Registration Statement and Prospectus. The Registration Statement has been declared effective by the Commission. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering of the Securities has been, to the knowledge of the Company, initiated or threatened by the Commission; as of each applicable effective date of the Registration Statement and any amendment thereto, the Registration Statement complied in all material respects with the Securities Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to (i) that part of the Registration Statement that constitutes the Statement of Eligibility and Qualification (Form T-1) of the Trustee under the Trust Indenture Act or (ii) Underwriter Information (as defined below).

(b)            Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and the Preliminary Prospectus included in the General Disclosure Package, at the time of filing thereof, complied in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Preliminary Prospectus, General Disclosure Package or Prospectus, it being understood and agreed by the Company that the only such information furnished by the Underwriters consists of the following information set forth or to be set forth in the Preliminary Prospectus and the Prospectus: the names of the Underwriters appearing on the front and back cover and set forth in the table of underwriters under the first paragraph under the caption “Underwriting (Conflicts of Interest)”; the fifth paragraph under the caption “Underwriting (Conflicts of Interest)”; the first paragraph under the caption “Underwriting (Conflicts of Interest) – New Issue of Notes”; and the first and second paragraphs under the caption “Underwriting (Conflicts of Interest) – Price Stabilization and Short Positions” (such information, collectively, “Underwriter Information”).

(c)            The General Disclosure Package. The General Disclosure Package, as of the Time of Sale, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to Underwriter Information.

(d)            Issuer Free Writing Prospectus. The Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii), (iii) and (iv) below), an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, (ii) the Registration Statement, (iii) the Preliminary Prospectus, (iv) the Prospectus, (v) the documents listed in Schedule II hereto, including the Term Sheet, which constitute part of the General Disclosure Package and (vi) any electronic road show or other written communications approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complies in all material respects with the Securities Act, has been or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus included in the General Disclosure Package, such Issuer Free Writing Prospectus, at the Time of Sale, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to Underwriter Information.

(e)            Incorporated Documents. The documents incorporated by reference in each of the Registration Statement, the Prospectus and the General Disclosure Package, when they were filed with the Commission, complied in all material respects with the requirements of the Exchange Act; and any further documents so filed prior to the Closing Date and incorporated by reference in the Registration Statement, the Prospectus or the General Disclosure Package, when such documents become effective or are filed with the Commission, as the case may be, will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable.

(f)            Due Incorporation; Subsidiaries.

(i)            The Company has been duly incorporated and is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct all the activities conducted by it, to own or lease all the assets owned or leased by it and to conduct its business as described in each of the Registration Statement, the General Disclosure Package and the Prospectus. The Company is, and at the Closing Date will be, duly licensed or qualified to do business in and in good standing in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified, in good standing or have such power or authority would not (A) individually or in the aggregate, have a material adverse effect on the earnings, business, properties, assets, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole or (B) prevent the consummation of the Transactions or the performance by the Company of its obligations hereunder (the occurrence of any such effect or any such prevention described in the foregoing clauses (A) and (B) being referred to as a “Material Adverse Effect”).

(ii)            Each subsidiary of the Company has been duly incorporated or organized, as the case may be, and is a corporation, limited liability company or limited partnership, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as applicable and has full power and authority to conduct all the activities conducted by it, to own or lease all the assets owned or leased by it and to conduct its business as conducted as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, and is duly qualified to transact business and is in good standing as a foreign corporation, limited liability company or other entity, as the case may be in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued share capital or other equity interests (to the extent owned directly or indirectly by the Company) of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, charges, encumbrances, equities, security interests, restrictions on voting or transfer or any other claims, except for such liens, charges, encumbrances, equities, security interests, restrictions or claims as would not have a Material Adverse Effect.

(g)            Capitalization. The capitalization of the Company, as of the date set forth in each of the General Disclosure Package and the Prospectus and on an as adjusted basis after giving effect to the issuance and sale of the Securities pursuant to this Agreement and use of proceeds therefrom as described in each of the General Disclosure Package and the Prospectus, is as set forth in each of the General Disclosure Package and the Prospectus under the caption “Consolidated Capitalization of the Company.” All of the outstanding shares of common stock of the Company (the “Common Stock”) and any other outstanding capital stock of the Company have been duly authorized and validly issued in compliance with federal and state securities laws, are fully paid and non-assessable, and have not been issued in violation of any preemptive, first refusal, or similar right.

(h)            Financial Statements. The financial statements (including the related notes thereto) and schedules thereto included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects the financial condition of the Company and its consolidated subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods covered thereby, except as otherwise stated in the Registration Statement, the General Disclosure Package and the Prospectus, all in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The pro forma financial information and the related notes thereto included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Prospectus have been prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are, in the reasonable judgment of the Company’s management and subject to the qualifications therein, reasonable and are set forth in each of the Registration Statement, the General Disclosure Package and the Prospectus. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(i)             Independent Accountants.

(i)            Deloitte & Touche LLP (“Deloitte”), who has certified certain financial statements (including the related notes thereto) and supporting schedules of American National Group, LLC and its subsidiaries and certain financial statements (including the related notes thereto) and supporting schedules of the Company and its subsidiaries, in each case, included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act and the applicable rules and regulations adopted by the Commission and by the rules and regulations of the Public Company Accounting Oversight Board.

(ii)           Ernst & Young LLP (together with Deloitte, the “Accountants”), who has certified certain financial statements (including the related notes thereto) and supporting schedules of the Company (formerly known as American Equity Investment Life Holding Company) and its subsidiaries included or incorporated by reference in each of the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the Securities Act and the Exchange Act and the applicable rules and regulations adopted by the Commission and by the rules and regulations of the American Institute of Certified Public Accountants.

(j)            No Material Adverse Change. Since the respective dates as of which information is given in the General Disclosure Package and the Prospectus, and except as set forth in the General Disclosure Package and the Prospectus (excluding any amendment thereto), (i) there has not been any material adverse change, or any development that would be expected to result in a material adverse change, in the business, properties, assets, management, business or prospects, condition (financial or otherwise), results of operations or capitalization of the Company and its subsidiaries, taken as a whole, arising for any reason whatsoever (a “Material Adverse Change”) and (ii) neither the Company nor any subsidiary of the Company has incurred, nor will the Company or any subsidiary of the Company incur, any material liabilities or obligations, direct or contingent, nor has the Company or any subsidiary of the Company entered into, nor will the Company or any subsidiary of the Company enter into, any material transactions not in the ordinary course of business, otherwise than as set forth or contemplated in this Agreement or the General Disclosure Package and the Prospectus and the transactions referred to herein and therein.

(k)            Due Authorization; Underwriting Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Company.

(l)            Authorization of the Securities. The Securities to be purchased by the Underwriters from the Company will on the Closing Date be in the form contemplated by the Indenture, have been duly authorized for issuance and sale and, at the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor in accordance with this Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (the “Enforceability Exceptions”), and will be entitled to the benefits of the Indenture.

(m)            Authorization of the Indenture. The Base Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the Enforceability Exceptions. The Third Supplemental Indenture has been duly authorized by the Company and, at the Closing Date, will have been duly executed and delivered by the Company and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the Enforceability Exceptions; and on the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act.

(n)            Description of the Transaction Documents. The Transaction Documents will conform in all material respects to the respective statements relating thereto contained in each of the Registration Statement, the General Disclosure Package and the Prospectus.

(o)            Investment Company. The Company is not, and, after giving effect to the issuance and sale of the Securities and the use of the proceeds therefrom as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, will not be, an “investment company,” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(p)            Litigation. Except as set forth in each of the Registration Statement, the General Disclosure Package and the Prospectus, there are no actions, suits or proceedings pending, or to the Company’s knowledge, threatened against or affecting, (i) the Company or any of its subsidiaries, (ii) any of its officers in their capacity as such or (iii) any property or assets owned or leased by the Company or its subsidiaries, in each case, before or by any federal or state court, commission, regulatory body, including the Financial Industry Regulatory Authority, Inc. (“FINRA”) and The New York Stock Exchange (the “NYSE”), administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has not received any notice of proceedings relating to the revocation or modification of any authorization, approval, order, license, certificate, franchise or permit. There are no pending investigations known to the Company or any of its subsidiaries involving the Company or its subsidiaries by any governmental agency having jurisdiction over the Company or its subsidiaries or their respective business or operations that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(q)            Compliance with Laws and Regulations and Performance of Obligations and Contracts. Each of the Company and its subsidiaries at all times has complied in all material respects with all laws, regulations, orders, judgments, writs or decrees applicable to it or its business, except as would not have a Material Adverse Effect. None of the Company or any of its subsidiaries is in default or, with the giving of notice or lapse of time, would be in default under any indenture, mortgage, deed of trust, voting trust agreement, loan or credit agreement, note, bond, debenture, contract, lease or other agreement or instrument (individually, a “Contract” and collectively, “Contracts”) to which it is a party or by which its property or assets is bound or subject, except for such defaults as would not, individually or in the aggregate, result in a Material Adverse Effect. Except as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, to the knowledge of the Company, no other party under any Contract is in default in any respect thereunder or has given written or oral notice to the Company or any subsidiary or any of their respective officers or directors of such other party’s intention to terminate, cancel or refuse to renew any Contract. The Company and its subsidiaries are not now, and at the Closing Date will not be, in violation of any provision of their certificates of incorporation or by-laws, or other organizational documents, as applicable. The disclosures included in each of the Registration Statement, the General Disclosure Package and the Prospectus concerning the effects of federal, state, local and foreign laws, rules and regulations on the business of the Company and its subsidiaries as currently conducted and as proposed to be conducted are correct in all material respects.

(r)            No Consent Needed. No consent, approval, authorization, license, registration, qualification or order of, or any filing or declaration with, any court or arbitrator or governmental or regulatory authority, agency or body is required in connection with the authorization, issuance, transfer, sale or delivery of the Securities by the Company, in connection with the execution, delivery and performance of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated by the Transaction Documents, except for registration of the Securities under the Securities Act and qualification of the Indenture under the Trust Indenture Act, and except for such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or blue sky laws or similar laws of a foreign jurisdiction or the by-laws and rules of FINRA in connection with the Transactions.

(s)            No Conflicts. The execution and delivery by the Company of this Agreement and the performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby, and the application of the net proceeds from the offering and sale of the Securities to be sold by the Company in the manner set forth in each of the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Use of Proceeds” do not and will not (i) violate the certificate of incorporation or by-laws, or other organizational document, as applicable, of the Company or any of its “significant subsidiaries” as defined by Rule 1-02 of Regulation S-X (“Significant Subsidiaries”), (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms or provisions of any Contract to which the Company or any of its subsidiaries is a party, (iii) result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iv) violate or conflict with any judgment, ruling, decree, order, law, statute, rule or regulation of any court or other governmental agency or body applicable to the Company or any of its subsidiaries, except, in the case of clauses (ii), (iii) or (iv), for such liens, charges, encumbrances, equities, securities interests, restrictions, breaches or violations as would not, individually or in the aggregate, result in a Material Adverse Effect.

(t)            Title to Real and Personal Property. The Company and its subsidiaries have good and marketable title to all properties and assets described in each of the Registration Statement, the General Disclosure Package and the Prospectus as being owned respectively by them, free and clear of all liens, charges, encumbrances or restrictions, except as set forth in each of the Registration Statement, the General Disclosure Package and the Prospectus, or are not, individually or in the aggregate, material to the business of the Company. The Company and its subsidiaries have valid, subsisting and enforceable leases for the properties described in each of the Registration Statement, the General Disclosure Package and the Prospectus as leased by them, with such exceptions as are not, individually or in the aggregate, material and do not materially interfere with the use made and proposed to be made of such properties by the Company or its subsidiaries, as applicable.

(u)            No Untrue Statement; Statistical and Market Data. No statement, representation, warranty or covenant made by the Company in any certificate or document required by this Agreement to be delivered to the Underwriters will be, when made, inaccurate, untrue or incorrect. All other financial, statistical and market and industry data and forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in each of the Registration Statement, the General Disclosure Package and the Prospectus are fairly and accurately presented, are based on or derived from sources that the Company believes to be reliable and accurate and are presented on a reasonable basis.

(v)            No Price Stabilization or Manipulation. Neither the Company nor any of its directors, officers or controlling persons has taken, directly or indirectly, any action intended to cause or result in, or which might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation, under the Securities Act or otherwise, of the price of any security of the Company to facilitate the sale or resale of the Securities.

(w)           Labor Matters. Except as otherwise disclosed in each of the Registration Statement, the General Disclosure Package and the Prospectus or as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the best of the Company’s knowledge, threatened, against the Company or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the best of the Company’s knowledge, threatened against the Company or any of its subsidiaries and (C) no union representation question existing with respect to the employees of the Company or any of its subsidiaries and, to the best of the Company’s knowledge, no union organizing activities taking place and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(x)            No Unlawful Payments. Neither the Company nor any of its subsidiaries, nor any director, officer or employee of the Company or its subsidiaries, nor, to the knowledge of the Company, any agent or representative of the Company or its subsidiaries, affiliate or other person associated with or acting on behalf of the Company or its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment of corporate funds or benefit to any foreign or domestic government or regulatory official or employee, including, without limitation, of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, authorized, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintained and enforced, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anticorruption laws.

(y)            Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of all jurisdictions in which the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(z)            No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries, nor any director or officer of the Company or any of its subsidiaries, nor, to the knowledge of the Company, any agent, employee or representative of the Company or any of its subsidiaries, affiliate or other person associated with or acting on behalf of the Company or its subsidiaries is, or is owned or controlled by a person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or the target of comprehensive Sanctions (each, a “Sanctioned Country”); the Company, its subsidiaries and their respective directors or officers and, to the knowledge of the Company or its subsidiaries, any agent, employee, affiliate and other person associated with or acting on behalf of the Company or any of its subsidiaries, are in compliance with applicable Sanctions; and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as Underwriter, advisor, investor or otherwise) of Sanctions. Since April 24, 2019, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

(aa)          Taxes. The Company and its subsidiaries (to the extent not included in the consolidated tax returns of the Company in the ordinary course of business) have filed all required federal, state and foreign income and franchise tax returns, except in any case in which the failure so to file would not, individually or in the aggregate, have a Material Adverse Effect and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect. The Company and its subsidiaries have made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 3(h) hereof in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company and its subsidiaries have not been finally determined.

(bb)          Insurance. Each of the Company and its subsidiaries carries, or is covered by, insurance by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles covering such risks as the Company and each of its subsidiaries believes are adequate for the conduct of its business and the value of its properties and is customary for companies engaged in similar industries, and any such policies of insurance and fidelity or surety bonds insuring any of the Company, its subsidiaries or their respective businesses, assets, employees, officers and directors is in full force and effect. Each of the Company and its subsidiaries has no reason to believe that it will not be able to (i) renew its existing insurance coverage as and when such policies expire or (ii) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as currently conducted or proposed to be conducted and at a cost that would not, individually or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has been denied any insurance coverage that it has sought or for which it has applied.

(cc)          Defined Benefit Plans. For each plan maintained or contributed to by the Company or any of its subsidiaries that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”; each such plan, an “ERISA Plan”) that is subject to the funding rules of Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 302 of ERISA, no ERISA Plan has failed (whether or not waived), or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such ERISA Plan; no ERISA Plan is, or is reasonably expected to be, in “at risk status” (within the meaning of Section 303(i) of ERISA), and no ERISA Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA is in “endangered status” or “critical status” (within the meaning of Section 305 of ERISA); the fair market value of the assets of each ERISA Plan exceeds the present value of all benefits accrued under such ERISA Plan (determined based on those assumptions used to fund such ERISA Plan); no “reportable event” (within the meaning of Section 4043(c) of ERISA and the regulations promulgated thereunder) has occurred or is reasonably expected to occur. No ERISA Plan (or any trust created thereunder) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could subject the Company or any of its subsidiaries to any material tax penalty on prohibited transactions and that has not adequately been corrected. Each ERISA Plan is in compliance in all material respects with all reporting, disclosure and other requirements of the Code and ERISA as they relate to such ERISA Plan, except for any noncompliance that would not result in the imposition of a material tax or monetary penalty. With respect to each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, either (i) a determination letter has been issued by the Internal Revenue Service stating that such ERISA Plan and the attendant trust are qualified thereunder or (ii) the remedial amendment period under Section 401(b) of the Code with respect to the establishment of such ERISA Plan has not ended and a determination letter application will be filed with respect to such ERISA Plan prior to the end of such remedial amendment period. The Company and each of its subsidiaries has never completely or partially withdrawn from a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(dd)          Intellectual Property. Except as would not result in a Material Adverse Effect, (i) the Company and its subsidiaries own or have the right to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct of their respective businesses; (ii) the Company and its subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any person; (iii) the Company and its subsidiaries have not received any written notice of any claim relating to Intellectual Property; and (iv) to the knowledge of the Company, the Intellectual Property of the Company and its subsidiaries is not being infringed, misappropriated or otherwise violated by any person.

(ee)          Environmental Matters. The Company (i) is in compliance with any and all applicable federal, state, local and non-U.S. laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect.

(ff)           Controls and Procedures.

(i)            Disclosure Controls and Procedures. The Company has established and maintain disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act, as applicable, and (A) are designed to ensure that information relating to the Company and its subsidiaries required to be disclosed by the Company in reports that it files under the Exchange Act is timely made known to the Company’s principal executive officer and its principal financial officer by others within those entities as appropriate to allow timely decisions regarding required disclosure; (B) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures as required by Rules 13a-15 and 15d-15 under the Exchange Act; and (C) are effective in all material respects to perform the functions for which they were established.

(ii)            Internal Control over Financial Reporting and Internal Accounting Controls. The Company maintains (A) effective “internal control over financial reporting” as defined in Rules 13a-15(f) and 15d-15 that comply with the requirements of the Exchange Act, as applicable and that has been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (B) a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (3) access to assets is permitted only in accordance with management’s general or specific authorization, (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (5) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package is prepared in accordance with the Commission’s rules and guidelines applicable thereto; the audit committee (or other comparable committee) of the Board of Directors of the Company and the Company’s auditors have been advised of: (x) any significant deficiency in the design or operation of the Company’s internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or any material weakness in the Company’s internal controls; or (y) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls.

(iii)            No Material Weakness in Internal Controls. Since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of (x) any significant deficiency in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in its internal controls since the end of the Company’s most recent audited fiscal year; or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(gg)          Licenses and Permits. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each subsidiary possess such valid and current certificates, authorizations, licenses or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to own, lease and operate its properties and to conduct their respective businesses as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or noncompliance with, any such certificate, authorization, license or permit.

(hh)          Status under the Securities Act. The Company is not an ineligible issuer as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Securities. The Company has paid the registration fee for this offering pursuant to Rule 457 under the Securities Act.

(ii)            Solvency. The Company is, and immediately after the Closing Date will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(jj)            Regulations T, U, X. Neither the Company nor any of its subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(kk)          No Broker’s Fees. The Company is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(ll)            Cybersecurity. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A)(i) there has been no security breach or incident, unauthorized access or disclosure, or other compromise of or relating to any of the Company’s, and its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its subsidiaries), equipment or technology (collectively, “IT Systems and Data”) and (ii) the Company and its subsidiaries have not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data; (B) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification; and (C) the Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards.

(mm)        No Default in Senior Indebtedness. No event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument constituting senior indebtedness.

(nn)         Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith with which the Company is required to comply.

(oo)          Insurance Subsidiaries. Each subsidiary of the Company that is required to be organized, licensed and registered as an insurance company (collectively, the “Insurance Subsidiaries”) is duly licensed and registered as required in its jurisdiction of organization and is duly licensed or authorized as required in each jurisdiction outside its jurisdiction of organization where it is required to be so licensed or authorized to conduct its business as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, except where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Insurance Subsidiaries have made all required filings (including statutory annual and quarterly statements and statutory balance sheets and income statements included therein) under applicable insurance statutes in each jurisdiction where such filings are required, except for such filings the failure of which to make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Insurance Subsidiaries has all other necessary authorizations, approvals, orders, consents, certificates, permits, registrations and qualifications (collectively, “Insurance Authorizations”), of and from all insurance regulatory authorities necessary to conduct their respective existing business as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, except where the failure to have such Insurance Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Insurance Subsidiary has received any notification from any insurance regulatory authority to the effect that any additional Insurance Authorizations are needed to be obtained by any Insurance Subsidiary in any case where it would reasonably be expected that the failure to obtain such additional Insurance Authorizations or the limiting of the writing of such business would result in a Material Adverse Effect. Except as set forth in each of the Registration Statement, the General Disclosure Package and the Prospectus, no insurance regulatory authority having jurisdiction over any Insurance Subsidiary has issued any order or decree impairing, restricting or prohibiting (i) the payment of dividends by any Insurance Subsidiary to its parent, other than those restrictions applicable to insurance or reinsurance companies under such jurisdiction generally or (ii) the continuation of the business of the Company or any of the Insurance Subsidiaries in all material respects as presently conducted, in each case except where such orders or decrees would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(pp)          Reinsurance. None of the Company or any of the Insurance Subsidiaries has received any written notice from any of the other parties to any reinsurance treaties, contracts, agreements or arrangements to which the Company or any Insurance Subsidiary is a party that such other party intends not to perform its obligations thereunder, except to the extent that such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; Any certificate signed by an officer of the Company and delivered to the Underwriters or to counsel for the Underwriters in connection with the offering of the Securities shall be deemed to be a representation and warranty by the Company to each Underwriter as to the matters set forth therein.

4.            Covenants of the Company. The Company further covenants and agrees with the Underwriters as follows:

(a)            Required Filings. The Company will file the final Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430B or 430C under the Securities Act, will file any Issuer Free Writing Prospectus (including the Term Sheet) to the extent required by Rule 433 under the Securities Act; and the Company will file promptly all reports and (in the event the Company becomes obligated to do so after the date hereof) promptly file any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Securities; and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 a.m., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request.

(b)            Amendments and Supplements and Other Securities Act Matters. If at any time prior to the Closing Date any event or development shall occur or condition shall exist as a result of which any of the General Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the General Disclosure Package is delivered to a purchaser, not misleading or if it shall be necessary to amend or supplement any of the General Disclosure Package to comply with law, the Company agrees to promptly notify the Underwriters thereof and promptly prepare and (subject to the last sentence of this paragraph) file with the Commission (to the extent required) and furnish at its own expense to the Underwriters such amendments or supplements to any of the General Disclosure Package (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the General Disclosure Package as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in the light of the circumstances existing when the General Disclosure Package is delivered to a purchaser, be misleading or so that any of the General Disclosure Package will comply with all applicable law. If, during such period of time after the first date of the public offering of the Securities as in the opinion of counsel for the Underwriters a prospectus relating to the Securities is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Securities by any Underwriter or dealer (“the Prospectus Delivery Period”), any event or development shall occur or condition shall exist as a result of which the Prospectus, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading, or if it is otherwise necessary to amend or supplement the Prospectus to comply with law, the Company agrees to promptly prepare (subject to the last sentence of this paragraph) and furnish at its own expense to the Underwriters, such amendments or supplements to the Prospectus as may be necessary so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as so amended or supplemented, will comply with all applicable law. Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus, whether before or after the time that the Registration Statement becomes effective, the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not make, prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object.

The Company hereby expressly acknowledges that the indemnification and contribution provisions of Section 9 hereof are specifically applicable and relate to each of the Registration Statement, the General Disclosure Package and the Prospectus or any amendment or supplement thereto referred to in this Section 4.

(c)            Copies of General Disclosure Package and the Prospectus. During the Prospectus Delivery Period, the Company agrees to furnish to the Underwriters, without charge, as many copies of the General Disclosure Package and the Prospectus and any amendments and supplements thereto (and documents incorporated by reference) as they shall reasonably request.

(d)            Compliance with Blue Sky Laws. To the extent required, the Company shall cooperate with the Underwriters and counsel for the Underwriters to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of such jurisdictions as the Representatives shall reasonably request, and shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. Notwithstanding the foregoing, the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it is not presently qualified, (ii) take any action that would subject it to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(e)            Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, (i) when any amendment to the Registration Statement has been filed or becomes effective; (ii) when any supplement to the Prospectus or any Issuer Free Writing Prospectus or any amendment to the Prospectus or any Issuer Free Writing Prospectus has been filed; (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (iv) of the issuance by the Commission or any other governmental or regulatory authority of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus, the Prospectus, any General Disclosure Package or any Issuer Free Writing Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (v) of the occurrence of any event or development within the Prospectus Delivery Period as a result of which the Prospectus, any of the General Disclosure Package or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the General Disclosure Package or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; and (vi) of the receipt by the Company of any notice with respect to suspension of the qualification of the Securities for offer and sale in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, the Company shall use its reasonable best efforts to obtain the withdrawal thereof at the earliest possible moment, or as the case may be, to prevent the issuance of any order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus, any of the General Disclosure Package, Issuer Free Writing Prospectus or the Prospectus.

(f)             Use of Proceeds. The Company shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the General Disclosure Package.

(g)            The Depositary. The Company will cooperate with the Underwriters and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.

(h)            Agreement not to Offer or Sell Additional Securities. During the period beginning from the date hereof and continuing through the Closing Date, the Company agrees not to, without the prior written consent of the Representatives, sell, offer, contract to sell or otherwise dispose of any debt securities of the Company or any securities of the Company exchangeable for or convertible into debt securities of the Company, in each case, having a tenor of more than one year (for the avoidance of doubt, other than the sale of the Securities under this Agreement). For the avoidance of doubt, nothing contained in this Section 4(h) shall prohibit or in any way restrict, or be deemed to prohibit or in any way restrict, the issuance of the funding agreement-backed notes of any subsidiary of the Company, including such notes issued by a special purpose trust.

(i)             Investment Company Act. The Company will conduct its business in a manner so that it would not reasonably be expected to become subject to the Investment Company Act.

(j)             Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

The Representatives on behalf of the several Underwriters, may, in their sole discretion, waive in writing the performance by the Company of any one or more of the foregoing covenants and/or grant a grace period for its performance.

5.             Representations, Warranties and Covenants of the Underwriters. Each Underwriter, severally and not jointly, represents and warrants to, and agrees with, the Company that:

(a)            It has not used, authorized use of, referred to or participated in the planning for use of and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus,” as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed in Schedule II or prepared pursuant to Section 3(d) or Section 4(c) above (including any electronic road show), or (iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”).

(b)            It has not and will not, without the prior written consent of the Company, use any free writing prospectus that contains the final terms of the Securities unless such terms have previously been included in a free writing prospectus filed with the Commission; provided that the Underwriters may use the Term Sheet without the consent of the Company; provided further that any Underwriter using the Term Sheet shall notify the Company, and provide a copy of the Term Sheet to the Company, prior to, or substantially concurrently with, the first use of the Term Sheet.

(c)            It is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).

6.             Payment of Expenses. Whether or not any of the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all costs, fees and expenses incident to the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including but not limited to: (i) all costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection, (ii) all fees, disbursements and expenses of the Company’s counsel, Accountants and other advisors, (iii) all filing fees, attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the securities laws of such jurisdictions as the Representatives shall reasonably request (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the General Disclosure Package or the Prospectus), (iv) all costs and expenses incident to the preparation, printing, filing under the Securities Act, shipping and distribution of the General Disclosure Package and the Prospectus (including financial statements and exhibits), and all amendments and supplements thereto, (v) the costs of reproducing and distributing the Transaction Documents, (vi) any fees payable to rating agencies in connection with the rating of the Securities, (vii) any filing fees and clearance fees incident to, and the fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA, if any, of the terms of the sale of the Securities; provided, however, that the amount payable by the Company for the fees and disbursements of counsel to the Underwriters pursuant to subsections (iii) and (vii) shall not exceed $50,000 in the aggregate, (viii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (ix) all fees and expenses (including fees and expenses of counsel) of the Company in connection with approval of the Securities by the Depositary for “book-entry” transfer, (x) all expenses incurred by the Company in connection with any “road show” for the offering of the Securities and (xi) all other costs and expenses incurred by the Company in the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section. Except as expressly provided in this Section 6 and Sections 8 and 9 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

7.             Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Securities on the Closing Date as provided herein shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 3 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the Company of its covenants and other obligations hereunder required to be performed at or prior to the Closing Date, and to each of the following additional conditions:

(a)            No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i)            for the period from and after the date of this Agreement and prior to the Closing Date, there shall not have occurred any Material Adverse Change, the effect of which, in the judgment of the Representatives, makes it impractical or inadvisable to proceed with the offering, sale and delivery of the Securities on the terms and in the manner contemplated by this Agreement;

(ii)           there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of its Significant Subsidiaries or any of their securities or indebtedness, or the Insurance Subsidiaries’ financial strength or claims paying ability, by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act); and

(iii)          there shall not have occurred (A) any banking moratorium declared by any U.S. federal or New York authorities; (B) any major disruption of settlements of securities, payment, or clearance services in the United States; or (C) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representatives impractical or inadvisable to proceed with the offering, sale and delivery of the Securities on the terms and in the manner contemplated by this Agreement.

(b)            Opinion and Negative Assurance Letter of Counsel to the Company. On the Closing Date, the Underwriters shall have received the opinion and negative assurance letter of Cravath, Swaine & Moore LLP, counsel to the Company, each dated the Closing Date.

(c)            Opinion and Negative Assurance Letter of Counsel to the Underwriters. On the Closing Date, the Underwriters shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Underwriters, dated the Closing Date, with respect to such matters as may be reasonably requested by the Underwriters, and which opinion shall be reasonably satisfactory to the Representatives.

(d)            Accountants’ Comfort Letters. On the date hereof, the Underwriters shall have received from each of the Accountants, a “comfort letter” dated the date hereof addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, covering the financial information in the General Disclosure Package and other customary matters and, in the case of Deloitte, the current independent registered public accounting firm for the Company, with customary procedures carried out to a date no more than three business days prior to the date hereof. In addition, on the Closing Date, the Underwriters shall have received from each of the Accountants a “bring-down comfort letter” dated the Closing Date addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, in the form of the “comfort letter” delivered on the date hereof, except that, in the case of Deloitte, the current independent registered public accounting firm for the Company, customary procedures shall be brought down to a date no more than three business days prior to the Closing Date.

(e)            Chief Financial Officer’s Certificate. On the date hereof and at the Closing Date, the Underwriters shall have received from the Company’s Chief Financial Officer a certificate with respect to certain financial information in the General Disclosure Package and the Prospectus and any amendment or supplement thereto.

(f)            Officers’ Certificate. On the Closing Date the Underwriters shall have received a written certificate executed by the Chairman of the Board of Directors of the Company, Chief Executive Officer or President of the Company, or the Chief Financial Officer, Chief Operating Officer or Chief Accounting Officer of the Company, dated as of the Closing Date, to the effect that:

(i)            for the period from and after the date of this Agreement and prior to the Closing Date there has not occurred any Material Adverse Change;

(ii)           each of the representations and warranties of the Company set forth in Section 3 hereof were true and correct as of the date hereof and are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and

(iii)          the Company has complied in all material respects with all the covenants and agreements and satisfied all the conditions required to be performed or satisfied by the Company at or prior to the Closing Date.

(g)            Secretary’s Certificate. On the Closing Date, the Underwriters shall have received a written certificate executed by the Corporate Secretary or the Assistant Corporate Secretary of the Company, dated as of the Closing Date, certifying such matters as the Underwriters reasonably request.

(h)            The Depositary. The Securities shall be eligible for clearance and settlement through the Depositary.

(i)            Indenture; Securities. The Company shall have executed and delivered the Third Supplemental Indenture, in form and substance reasonably satisfactory to the Underwriters, and the Underwriters shall have received executed copies thereof. The Securities shall have been duly executed and delivered by a duly authorized officer of the Company and duly authenticated by the Trustee.

(j)            Additional Documents. On or before the Closing Date, the Underwriters and counsel for the Underwriters shall have received such information, documents and opinions as they reasonably request for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein.

If any condition specified in this Section 7 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 6, 8 and 9 hereof shall at all times be effective and shall survive such termination.

8.             Reimbursement of Underwriter Expenses. If this Agreement is terminated by the Representatives because any of the conditions to the obligations of the Underwriters set forth in Section 7 has not been satisfied or waived (but, for the avoidance of doubt, not in the event of a termination pursuant to Section 10 hereof), the Company agrees to reimburse the Underwriters, severally, upon demand for all reasonable and documented out-of-pocket expenses that shall have been incurred by the Underwriters in connection with the proposed purchase and the offering and sale of the Securities, including, without limitation, reasonable and documented out-of-pocket fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

9.             Indemnification and Contribution.

(a)            Indemnification of the Underwriters. The Company shall indemnify and hold harmless each Underwriter, its affiliates, directors, officers, employees, counsel and agents and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, liabilities, expenses and damages (including any and all investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of (with the consent of the Company), any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as incurred, that arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Prospectus, the Term Sheet, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable with respect to an Underwriter to the extent that such loss, claim, liability, expense or damage arises from the sale of the Securities by such Underwriter and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use in the Preliminary Prospectus, the Term Sheet, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) (it being understood and agreed by the Company that the only such information furnished by the Underwriters consists of the Underwriter Information). This indemnity agreement will be in addition to any liability that the Company might otherwise have.

(b)            Indemnification of the Company. Each Underwriter shall, severally and not jointly, indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, liabilities, expenses and damages (including any and all investigative, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as incurred that arise out of or are based on any untrue statement or alleged untrue statement of material fact contained in the Preliminary Prospectus, the Term Sheet, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but, in each case to the extent, and only to the extent that such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use in the Preliminary Prospectus, the Term Sheet, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto). The Company hereby acknowledges that the only information that the Underwriters through the Representatives have furnished to the Company expressly for use in the Preliminary Prospectus, the Term Sheet, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) is the Underwriter Information. This indemnity will be in addition to any liability that each Underwriter might otherwise have.

(c)            Indemnification Procedures. Any party that proposes to assert the right to be indemnified under this Section 9 shall, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel selected by the indemnifying party (and satisfactory to the indemnified party), and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) the indemnified party has reasonably concluded that a conflict or potential conflict exists (based on advice of counsel) between the indemnified party and the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel satisfactory to the indemnified party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the fees, disbursements and other charges of counsel shall be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges shall be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party shall not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld or delayed). No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. Notwithstanding the foregoing, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel to the extent required hereunder, such indemnifying party agrees that it shall be liable for any settlement as contemplated by Section 9(a), effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(d)            Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or the Underwriters, the Company and the Underwriters shall contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company from persons other than the Underwriters, such as persons who control the Company within the meaning of the Securities Act, officers or directors of the Company, who also may be liable for contribution) to which the Company and the Underwriters may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total discounts and commissions received by the Underwriters bear to the aggregate initial offering price of the Securities. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, with respect to the statements or omissions which resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations. Such relative fault shall be determined by reference to whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Underwriters, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy. The Company and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation (even if the Underwriters were treated as one entity for such purpose) which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense or damage, or action in respect thereof, referred to above shall be deemed to include, for purposes of this Section 9(d), any legal or other expenses incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9(d), no Underwriter shall be required to contribute any amount in excess of the discounts and commissions actually received by it, and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute as provided in this Section 9(d) are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule I. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act will have the same rights to contribution as that party, and each director of the Company will have the same rights to contribution as the Company, and each affiliate, director, officer, employee, counsel or agent of any Underwriter will have the same rights to contribution as such Underwriter, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission so to notify will not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d). No party will be liable for contribution with respect to any action or claim settled without its written consent (which consent will not be unreasonably withheld).

10.           Termination. The obligations of the Underwriters under this Agreement may be terminated at any time prior to the Closing Date by notice to the Company from the Representatives if, prior to delivery and payment for the Securities, any of the following shall occur:

(a)            trading in any securities of the Company has been suspended or materially limited by the Commission or NYSE;

(b)            trading in securities generally on the NASDAQ or the NYSE shall have been suspended or materially limited;

(c)            a general banking moratorium shall have been declared by any federal or New York authorities;

(d)            there shall have occurred a material disruption in commercial banking or securities settlement or clearance services; or

(e)            the United States shall have become engaged in new hostilities, there shall have been an escalation in new or existing hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or there shall have occurred such a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial markets in the United States shall be such), or any other calamity or crisis shall have occurred, the effect of any of which, in the judgement of the Representatives, makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities in the manner and on the terms described in the General Disclosure Package or to enforce contracts for the sale of securities.

Any termination pursuant to this Section 10 shall be without liability on the part of (i) the Company to any Underwriter, (ii) any Underwriter to the Company, or (iii) any party hereto to any other party, except that, in each case, the provisions of Section 9 hereof shall at all times be effective and shall survive such termination.

11.           Substitution of Underwriters. If any one or more of the several Underwriters shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate principal amount of Securities that such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of the Securities to be purchased on such date, the non-defaulting Underwriters shall be obligated, severally, to purchase the Securities that such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the Closing Date (for the avoidance of doubt, in addition to the principal amount of Securities that the non-defaulting Underwriters agreed to purchase hereunder), in the proportions that the principal amount of Securities that they have respectively agreed to purchase as set forth on Schedule I bears to the aggregate principal amount of Securities that all such non-defaulting Underwriters have so agreed to purchase, or in such other proportions as the Representatives shall specify; provided that in no event shall the maximum principal amount of Securities that any non-defaulting Underwriter has become obligated to purchase be increased pursuant to this Section 11 by more than one-ninth of the principal amount of Securities agreed to be purchased by such non-defaulting Underwriter without the prior written consent of such non-defaulting Underwriter. If any one or more of the Underwriters shall fail or refuse to purchase Securities and the aggregate principal amount of Securities that such defaulting Underwriter or Underwriters agreed but failed or refused to purchase exceeds one-tenth of the aggregate principal amount of Securities to be purchased on the Closing Date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Securities are not made within 48 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except that the provisions of Sections 6, 8 and 9 hereof shall at all times be effective and shall survive such termination. In any such case either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Prospectus or in any other documents or arrangements may be effected. As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 11. Any action taken pursuant to this Section 11 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

12.           Miscellaneous.

(a)            Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed, hand delivered or telecopied (i) if to the Company, at the office of the Company, One Moody Plaza, Galveston, TX 77550, Attention: Tim Walsh, with a copy to: Cravath, Swaine & Moore LLP, Two Manhattan West, New York, NY 10001, Attention: Ryan Patrone or (ii) if to the Underwriters, c/o Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Legal Department, with a copy to: Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, Attention: Dwight Yoo. Any such notice shall be effective only upon receipt. Any notice under Section 9 hereof may be made by telecopy or telephone, but if so made shall be subsequently confirmed in writing.

(b)            No Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the several Underwriters, the Company and the controlling persons, directors, officers, employees, counsel and agents referred to in Section 9 hereof, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” as used in this Agreement shall not include any subsequent purchaser or other purchaser of the Securities as such from the Underwriters in his, her or its capacity as such a purchaser.

(c)            Survival of Representations and Indemnities. All indemnities, agreements, representations, warranties and other statements of the Company, its officers and the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, the Company or any of their partners, officers or directors or any controlling person, as the case may be, and shall survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

(d)            Disclaimer of Fiduciary Relationship. The Company acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (ii) in connection with the offering contemplated by this Agreement and the process leading to such transaction, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its securityholders, creditors or employees or any other party, (iii) no Underwriter has assumed or will assume any advisory or fiduciary responsibility in favor of the Company with respect to the offering of the Securities contemplated by this Agreement or the process leading thereto (irrespective of whether such Underwriter or its affiliates has advised or is currently advising the Company on other matters) or any other obligation to the Company with respect to the offering of the Securities contemplated by this Agreement except the obligations expressly set forth in this Agreement, (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated by this Agreement, and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

(e)            Actions of the Representatives. Any action by the Underwriters hereunder may be taken by the Representatives on behalf of the Underwriters, and any such action taken by the Representatives shall be binding upon the Underwriters.

(f)            Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state. Each party hereto hereby irrevocably submits for purposes of any action arising from this Agreement brought by the other party hereto to the jurisdiction of the courts of the State of New York located in the Borough of Manhattan and the U.S. District Court for the Southern District of New York.

(g)            Counterparts; Electronic Signatures. This Agreement may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic communication shall be equally effective as delivery of an original executed counterpart hereof (including electronic signatures complying with the U.S. federal ESIGN Act of 2000, e.g., DocuSign or a copy of a duly signed document sent via email).

(h)            Recognition of the U.S. Special Resolution Regimes.

(i)            In the event that any Underwriter that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(ii)           In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime (as defined below) if this Agreement were governed by the laws of the United States or a state of the United States.

(iii)          As used in this Section 12(h), “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); “Covered Entity” means any of the following: (A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and “U.S. Special Resolution Regime” means each of (A) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (B) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

(i)             Survival of Provisions upon Invalidity of Any Single Provision. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j)             Waiver of Jury Trial. THE COMPANY AND THE UNDERWRITERS EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)            Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience and reference only and are not to be considered in construing this Agreement.

(l)             Compliance with USA Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

(m)            Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended or otherwise modified or any provision hereof waived except by an instrument in writing signed by the Representatives and the Company.

Please confirm that the foregoing correctly sets forth the agreement between the Company and the Underwriters.

Very truly yours,

AMERICAN NATIONAL GROUP INC.

By:	/s/ Reza Syed
Name:	Reza Syed
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Underwriting Agreement]

Confirmed as of the date first above mentioned:

WELLS FARGO SECURITIES, LLC

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

Acting on behalf of themselves and as Representatives of the several Underwriters named in Schedule I hereof

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Managing Director

HSBC Securities (USA) Inc.

By:	/s/ Patrice Altongy
Name:	Patrice Altongy
Title:	Managing Director

TD Securities (USA) LLC

By:	/s/ Luiz Lanfredi
Name:	Luiz Lanfredi
Title:	Managing Director

[Signature Page to Underwriting Agreement]

Schedule I

Underwriters	Principal Amount of Securities
Wells Fargo Securities, LLC	$90,000,000
HSBC Securities (USA) Inc.	90,000,000
TD Securities (USA) LLC	90,000,000
Barclays Capital Inc.	25,000,000
BMO Capital Markets Corp.	25,000,000
Brookfield Securities LLC	25,000,000
CIBC World Markets Corp.	25,000,000
Goldman Sachs & Co. LLC	25,000,000
Mizuho Securities USA LLC	25,000,000
BNP Paribas Securities Corp.	10,000,000
Citigroup Global Markets Inc.	10,000,000
Credit Agricole Securities (USA) Inc.	10,000,000
Lloyds Securities Inc.	10,000,000
PNC Capital Markets LLC	10,000,000
RBC Capital Markets, LLC	10,000,000
Scotia Capital (USA) Inc.	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000
Total	$500,000,000

Schedule II

Term Sheet

Pricing Term Sheet, dated as of August 19, 2025

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-281155

American National Group Inc.

$500,000,000 7.000% Fixed-Rate Reset Junior Subordinated Notes due 2055

Pricing Term Sheet

August 19, 2025

The information in this pricing term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement, dated August 19, 2025 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus, dated August 30, 2024 (Registration Statement File No. 333-281155). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information contained therein. This pricing term sheet is otherwise qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	American National Group Inc. (the “Issuer”)

Security Description:	7.000% Fixed-Rate Reset Junior Subordinated Notes due 2055 (the “Notes”)

Ranking:	Junior subordinated unsecured notes

Distribution:	SEC-registered

Principal Amount Offered:	$500,000,000

Underwriters’ Discount:	1.00% per Note

Net Proceeds to the Issuer:	$495,000,000 (before expenses)

Trade Date:	August 19, 2025

Settlement Date**:	August 22, 2025 (T+3)

Maturity Date:	December 1, 2055

Coupon:	7.000%

Price to the Public:	100.000% of principal amount, plus accrued interest from August 22, 2025, if settlement occurs after that date

First Reset Date:	December 1, 2030

Interest:	The Notes will bear interest (i) from, and including, the date of original issue to, but excluding, December 1, 2030 (the “First Reset Date”) at the fixed rate of 7.000% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-year U.S. Treasury Rate as of the Reset Interest Determination Date for such Reset Period plus 3.183%, to be reset on each Reset Date; provided, that the interest rate during any Reset Period will not reset below 7.000% (which equals the initial interest rate on the Notes). Subject to the Issuer’s right to defer interest payments as described under “Optional Interest Deferral,” the Issuer will pay interest semi-annually in arrears on each interest payment date.

Interest Payment Dates:	Semi-annually on June 1 and December 1 of each year, beginning on December 1, 2025

Record Dates:	May 15 and November 15

Optional Interest Deferral:	The Issuer has the right, in its sole discretion, to defer the payment of interest on the Notes for one or more Optional Deferral Periods of up to five consecutive years each. During an Optional Deferral Period, interest will continue to accrue at the then-applicable interest rate on the Notes, and deferred interest payments will accrue additional interest at the then-applicable interest rate on the Notes, compounded semi-annually as of each interest payment date to the extent permitted by applicable law.

Optional Redemption:	The Issuer may redeem the Notes at its option in whole at any time or in part from time to time (i) during the three-month period prior to, and including, the First Reset Date, at a redemption price equal to 100% of the principal amount of the Notes being redeemed; and (ii) after the First Reset Date, on any interest payment date, at a redemption price equal to 100% of the principal amount of the Notes being redeemed; plus, in each case, any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption. If the Issuer does not redeem the Notes in whole, at least $25 million aggregate principal amount of the Notes, excluding any Notes held by the Issuer or any of its affiliates, must remain outstanding after giving effect to such redemption. The Issuer may not redeem the Notes in part unless all accrued and unpaid interest, including deferred interest (and compounded interest, if any), has been paid in full on all outstanding Notes for all interest payment dates occurring on or before the redemption date.

Tax Event Redemption:	Redeemable in whole, but not in part, at any time within 90 days after the occurrence of a Tax Event (as defined in the Preliminary Prospectus Supplement), at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

Rating Agency Event Redemption:	Redeemable in whole, but not in part, at any time within 90 days after the occurrence of a Rating Agency Event (as defined in the Preliminary Prospectus Supplement), at a redemption price equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

Regulatory Capital Event Redemption:	Redeemable in whole, but not in part, at any time within 90 days after the occurrence of a Regulatory Capital Event (as defined in the Preliminary Prospectus Supplement), at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

CUSIP:	025676 AR8

ISIN:	US025676AR82

Day Count Convention:	30/360

Denominations/Multiple:	$2,000 x $1,000

Joint Book-Running Managers:	Wells Fargo Securities, LLC
HSBC Securities (USA) Inc.
TD Securities (USA) LLC

Co-Managers:	Barclays Capital Inc.
BMO Capital Markets Corp.
Brookfield Securities LLC
CIBC World Markets Corp.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Lloyds Securities Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating may be subject to revision or withdrawal at any time by the assigning rating organization.

**Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+3 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement, and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the documents may be obtained by contacting the underwriters of the offering by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 or TD Securities (USA) LLC toll-free at 1-855-495-9846.

This pricing term sheet does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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